UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 30, 2020, TESSCO Technologies Incorporated issued the press release set forth below.

TESSCO Special Committee Reiterates Call to Prevent Mr. Barnhill

from Naming a Majority of the Board

Mr. Barnhill’s Unwillingness to Consider the Special Committee’s Reasonable Settlement Proposal Confirms His True Aim
is Control of TESSCO’s Board

Shareholders Should Support the Settlement Proposal by Refusing to Consent to Hand Mr. Barnhill and His Nominees
Control of the Board

HUNT VALLEY, Md. — November 30, 2020 – TESSCO Technologies Incorporated (NASDAQ: TESS), a leading value-added distributor and solutions provider for the wireless industry, today issued the following statement on behalf of the Special Committee of the Board of Directors in response to Robert B. Barnhill, Jr.’s continued unwillingness to engage in settlement discussions:

On November 23, 2020, TESSCO made its third settlement proposal to Mr. Barnhill in an attempt to reach a resolution to his ongoing consent solicitation. The proposal would result in a Board composed of Mr. Barnhill, two of his nominees, TESSCO’s Chief Executive Officer, Sandip Mukerjee, the three directors who were added to the TESSCO Board in 2020 as the result of a comprehensive director search conducted with the assistance of a leading executive search firm, and Paul Gaffney, who joined the Board in 2018. The other terms of the settlement proposal are standard and customary.

If accepted, the proposal would result in the entirety of the Board being replaced since 2018, other than Mr. Barnhill whose tenure spans nearly 40 years. The resulting Board composition would align with the preferred outcomes of independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), as indicated in their respective, recent reports. Importantly, both ISS and Glass Lewis indicated that shareholders would not be best served by Mr. Barnhill and his nominees obtaining control of the Board.

Mr. Barnhill has not responded to the proposal or made any other effort to find a way to end the expensive and disruptive consent solicitation. We believe it is critical to deliver a lasting peace so that Mr. Mukerjee and the management team are afforded the time and room they deserve to focus on the strategic plan and turn TESSCO around. Mr. Barnhill’s refusal to respond or consider a settlement proposal that two independent advisory firms believe is ideal suggests Mr. Barnhill is not seeking what is best for TESSCO, but is instead focused on securing control of the TESSCO Board.

Shareholders should consider why Mr. Barnhill is so focused on obtaining a majority of the Board seats. Under our settlement proposal, Mr. Barnhill would need to convince just two directors (in addition to two of his nominees that would be elected to the Board under the proposal) that any future course of action is good for the Company. Why is Mr. Barnhill so fearful that he will not be able to do so?

Shareholders should be particularly concerned given that earlier this year Mr. Barnhill took steps to acquire the Company, and in so doing refused to abide by appropriate and conventional procedures to ensure such a transaction would be fair to all shareholders. Nothing prevents Mr. Barnhill from again seeking to acquire or take TESSCO private. In such case, the best way to assure the best price for all shareholders is to follow a fair process administered by a Board that is not controlled by Mr. Barnhill and his hand-picked nominees. If Mr. Barnhill wants to buy TESSCO, he should have to convince directors that are independent of his influence that such a transaction is in the interest of all shareholders.

If shareholders consent to Mr. Barnhill’s plan, Mr. Barnhill will re-establish a significant position of influence at TESSCO, which has not served TESSCO well over the past decade. With a hand-picked Board, Mr. Barnhill will likely have latitude to retain excessive influence on the Board, despite Mr. Barnhill’s lack of new ideas (as confirmed by both ISS and Glass Lewis) and an exceptional CEO that needs the flexibility to turn TESSCO around, including by reversing some of the value-destructive decisions made by Mr. Barnhill during his tenures as CEO and as Executive Chairman.

We urge shareholders to protect the future of their investment and prevent Mr. Barnhill and his nominees from gaining control of the TESSCO Board by signing, dating and returning the enclosed GREEN Consent Revocation Card TODAY.

TESSCO shareholders are reminded that their vote is important, no matter how many or how few shares they own. TESSCO urges you to support the TESSCO settlement proposal and your company’s Board by signing, dating and returning the enclosed GREEN Consent Revocation Card TODAY. If you receive a White Consent Card from Robert B. Barnhill, Jr., please disregard it.

If you have any questions or need assistance executing your revocation,

please contact TESSCO’s proxy solicitor,

Innisfree M&A Incorporated

Shareholders may call toll-free: (877) 800-5195

Banks and Brokers may call collect: (212) 750-5833

Sidley Austin LLP and Ballard Spahr LLP are serving as legal counsel to the Special Committee of TESSCO’s Board of Directors.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets. The company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. TESSCO supplies more than 46,000 products from 350 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. TESSCO is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, strategy and plans and future prospects, and our expectations for future operations, are forward-looking statements. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended March 29, 2020, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC’s website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: the impact and results of the consent solicitation and other activism activities by Robert B. Barnhill, Jr. and certain other participants in his consent solicitation and/or other activist investors, termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless services carriers and others within the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers’ demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; health epidemics or pandemics or other outbreaks or events, or national or world events or disasters beyond our control; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

The above list should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in our most recent Annual Report on Form 10-K and other periodic reports filed with the SEC, under the heading “Risk Factors” and otherwise. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of this press release to confirm these statements to actual results or revised expectations.

Important Additional Information and Where to Find It

In connection with the consent solicitation initiated by Robert B. Barnhill, Jr. and certain other participants, TESSCO Technologies Incorporated (the “Company”) has filed a consent revocation statement and accompanying GREEN consent revocation card and other relevant documents with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO CAREFULLY READ THE COMPANY’S CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING GREEN CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the consent revocation statement, any amendments or supplements to the consent revocation statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov or the Company’s website at https://ir.tessco.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Cindy King, TESSCO

+1 410 229 1161 or kingc@tessco.com

Media

Jeff Kauth / Aiden Woglom

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449

Investors

Larry Miller / Gabrielle Wolf

Innisfree M&A Incorporated

Phone: (212) 750-5833

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